Exhibit 99.1
April 16, 2026

Fellow shareholders,

•Q1 revenue grew 16% year over year (+14% on a FX-neutral basis1) and operating income grew 18%. Both were ahead of our guidance due to slightly higher-than-planned subscription revenue. We continue to project 2026 revenue of $50.7-$51.7B and an operating margin of 31.5%.
•We have a clear strategy and strong conviction in our long runway of growth, with three areas of focus to achieve our goals:
◦Delivering more entertainment value to members: Our primary internal quality engagement metric hit an all time high in Q1 and we continue to expand our offering with video podcasts, our first regional live event — the World Baseball Classic, which broke viewing records in Japan — and, in early April, a new standalone gaming app for kids.
◦Leveraging technology to improve our service: We are continually expanding how we can leverage AI to improve the member experience, and in Q1 we acquired InterPositive to provide our creators with a broader set of GenAI tools. We are also redesigning our mobile experience, including the launch of vertical video at the end of the month.
◦Improving monetization: Our recent price changes have gone well, reflecting the strong value we provide members and our advertising revenue remains on track to reach $3B in 2026, up 2x year-over-year.
•The entertainment business remains extraordinarily dynamic and competitive. We’re in a strong position and are working hard to build on our advantages. Over the years, we’ve learned that the best thing we can do is to stay focused and improve faster than the competition.

Our summary results, and forecast for Q2, are below.

(in millions except per share data)	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26	Q2'26 Forecast
Revenue	$10,543	$11,079	$11,510	$12,051	$12,250	$12,574
Y/Y % Growth	12.5%	15.9%	17.2%	17.6%	16.2%	13.5%
Operating Income	$3,347	$3,775	$3,248	$2,957	$3,957	$4,105
Operating Margin	31.7%	34.1%	28.2%	24.5%	32.3%	32.6%
Net Income	$2,890	$3,125	$2,547	$2,419	$5,283	$3,327
Diluted EPS	$0.66	$0.72	$0.59	$0.56	$1.23	$0.78

Net cash provided by operating activities	$2,789	$2,423	$2,825	$2,112	$5,290
Free Cash Flow	$2,661	$2,267	$2,660	$1,872	$5,094
Shares (FD)	4,370	4,349	4,340	4,317	4,298

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1 Excluding the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

1

Q1 Results and Forecast
Revenue in Q1 grew 16% year over year (+14% on a foreign exchange (F/X) neutral basis), driven primarily by membership growth, higher pricing, and increased ad revenue. Revenue was slightly above our forecast due to higher than forecasted membership growth and favorable F/X movements net of hedging.

Operating income in Q1 was $4.0B, up 18% year over year, and operating margin of 32.3% was up versus 31.7% in Q1’25. Both operating income and margin were slightly above our forecast owing to higher-than-forecasted revenue.

Diluted EPS for the quarter amounted to $1.23 vs. $0.66 in Q1’25 (+86% year over year), above our forecast of $0.76, driven by higher-than-projected operating income and the $2.8B termination fee related to the Warner Bros. transaction, which was recognized in “interest and other income.”

As a reminder, the guidance we provide is our actual internal forecast at the time we report and we strive for accuracy. Our primary financial metrics are revenue for growth and operating margin for profitability. Our goal is to sustain healthy revenue growth, expand operating profit and margin, and deliver growing free cash flow.

Our full year 2026 guidance is unchanged: we forecast 2026 revenue of $50.7B-$51.7B, which represents 12%-14% growth (11%-13% F/X neutral), driven by continued healthy membership growth, pricing and a projected rough doubling of our ads revenue. Similarly, we’re still targeting an operating margin of 31.5% for 2026 based on F/X rates as of January 1, 2026 vs. 29.5% in 2025.

For Q2, we expect revenue growth of 13% (or 12% F/X neutral). As we noted in last quarter’s letter, growth in content amortization will be first-half weighted due to the timing of title launches. We expect Q2 to have the highest year-over-year content amortization growth rate in 2026, before decelerating to mid-to-high single digit growth in the second half of the year. As a result, we forecast Q2 operating margin of 32.6% compared with 34.1% in the year ago quarter. We expect year-over-year operating margin growth in Q3 and Q4 in order to deliver our 2026 margin target.

Our Focus
Our mission remains ambitious and unchanged: to entertain the world. No other entertainment company has tried to program at this scale, for this many tastes, cultures, and languages. Warner Bros. would have been a nice accelerant for our strategy, but only at the right price2. We have multiple ways to achieve our goals (including producing, licensing, and partnering) and we’re constantly seeking to allocate our resources to the most attractive opportunities to maximize the value we are delivering to our members. The landscape we are operating in is also more dynamic than ever:
•Streaming continues to take view share from linear.
•Technology is enabling a massive increase in video content from a wide variety of storytellers.
•There are more ways for consumers to connect to the stories they love, including through open content platforms, interactive and gaming services.
•“Premium” content is increasingly defined by the viewer.
•The lines between entertainment on TV and mobile devices are blurring.

__________________________________
2 https://about.netflix.com/en/news/netflix-declines-to-raise-offer-for-warner-bros

2

In such a fast-changing industry, and with so many consumer options, we strive to be a “must have service” — the first place people go for entertainment and the last they cancel. We’ve come a long way since we started streaming in 2007 (we’re now entertaining an audience approaching 1 billion people), but we’re also still incredibly small; we account for an estimated ~5% of TV view share globally, and as of the end of 2025 we penetrated less than 45% of our Total Addressable Market (TAM) of broadband households. We’re optimistic about the future of entertainment and our long runway for growth, and are focused on three areas to achieve our ambition:

First, delivering more entertainment value and winning the most valuable moments of truth. We continue to focus the vast majority of our content budget on core series and films. A measure of our performance is engagement, which is not just the quantity of hours watched, but also the quality of that experience for our audiences. In Q1, we made good progress as our primary internal quality metric reached an all-time high.

We know that not all hours are created equal. When members fall in love with a title, they return to Netflix more frequently (which helps retention), and it also ignites fandom that travels far beyond the screen—boosting word-of mouth and acquisition. An example of this passion was the Q1 launch of Bridgerton S4* (94M views3). Fans joined the stars of Bridgerton at events in more than 20 cities across the globe that even inspired eight real-life proposals at masquerade balls. We saw similar passion with the Q1 return of One Piece S2* (40M views). Given the franchise’s multi-generational fanbase, we recently announced5 a third season of the series along with a LEGO One Piece animated special and a One Piece anime series. We have an exciting slate for the balance of the year including films Here Comes the Flood with Denzel Washington, Greta Gerwig’s Narnia, and David Fincher’s follow-up to Once Upon a Time In Hollywood; and series like Will Ferrell’s The Hawk, One Hundred Years of Solitude S2, and Lupin Part 4.

Live event programming is another example of how certain programming can deliver outsized impact. In Q1, we aired more than 70 live events, including our first regional live event with the World Baseball Classic, exclusively for our members in Japan. This massive event delivered 31.4M6 viewers, becoming our most-watched program ever on Netflix in Japan, and sparked our largest day of sign ups in the country. As a result, among the 190+ countries in which we operate, Japan was the largest contributor to member growth in Q1. Additionally, our March 21st live airing of BTS The Comeback Live delivered 18.4M global viewers7, reached the weekly Top 10 in 80 countries and secured the #1 spot in 24 countries. We’ll further build out our live events later this year with the long-awaited heavyweight fight in the UK between Tyson Fury and Anthony Joshua.

We want to win more moments of truth, and we’re doing that by broadening our service to include an even wider range of entertainment options, including video podcasts and games. Our launch of video podcasts features new Netflix originals as well as a curated selection of licensed podcasts across genres our members love—pop culture, lifestyle, true crime, and sports. We’ll continue to add to the podcast catalog, including today’s announcement of new original podcasts from talent like Brian Williams and

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3 A view is defined as hours viewed divided by runtime for each title. Views for a title are based on the first 91 days since the release of each episode (less than 91 days denoted with an asterisk and data is from launch date through April 12, 2026). We publish our top titles based on views each week at Netflix Top 104.
4 https://www.netflix.com/tudum/top10
5 https://www.nbcnews.com/pop-culture/pop-culture-news/netflix-one-piece-expansion-anime-genre-push-rcna266997
6 Based on estimated data from Video Research Ltd.; represents the total cumulative number of contacts, including cases where a single person viewed on one or more devices without de‑duplicating overlaps. Includes live streams and archive viewing within 24 hours after the end of each match.
7 Total viewership estimates are derived from first-party data (Live+1).

3

Evan Ross Katz. While still early, we’re seeing video podcasts over-index on daytime viewing and on mobile devices, an indicator of the potential incremental engagement opportunity as we scale.

In games, we’re focusing on four categories: narrative, party & puzzle, mainstream, and kids games. Earlier this month we launched8 Netflix Playground9, our new standalone gaming app for kids. We believe kids’ games represent a meaningful opportunity to deliver more valued entertainment moments to our members, and we are already seeing encouraging early signals. About 10% of kids’ profiles have played Netflix games and almost half of kids’ profiles view content on mobile devices and tablets. We expect to add several more kids’ games in the coming months. We’re also seeing promising traction for our cloud TV games: our virtual game controller app to play cloud games recently jumped to the top of the most downloaded IOS app chart10. Based on our data, we believe game play can have a positive impact on member retention.

Second, using technology to improve every aspect of our service and our business. Building on our roots in Silicon Valley, we’ve been a pioneer in streaming technology, building our own content delivery network (Open Connect11) and delivering a best‑in‑class discovery experience through personalized recommendations. Over the next few years, we will continue to leverage technology to create a more personalized, more immersive, and more interactive experience for our members.

In addition to continued innovation on our new TV UI, after a period of testing and iteration, we are launching an updated mobile experience at the end of the month that includes a vertical video discovery feed. This redesign will better reflect our expanding entertainment offering and make it easier for members to engage how and when they want.

We’ve been using machine learning and AI for many years, and as the technology advances with GenAI, we continue to find new opportunities to deliver an even more seamless experience for members and expand possibilities for storytellers. This includes using GenAI to improve recommendations for members through deeper content understanding so we can recommend the right title at the right moment, test conversational discovery experiences, and improve the breadth and quality of our promotional assets.

Leveraging GenAI, we are enabling our creative partners with more and better tools to help them tell their stories, with the potential to make our single largest area of spend—content—even more impactful. To accelerate this opportunity, in March we announced our acquisition of InterPositive12, the filmmaking technology company founded by Ben Affleck that develops AI‑powered tools built by and for filmmakers.

Third, improving our monetization. Better monetization enables us to invest more in content and the product experience, which increases member value and engagement, and in turn supports long‑term revenue and profit growth and our ability to reinvest to further improve Netflix – driving a virtuous cycle. We deliver industry-leading monetization through a combination of broad distribution, increasingly sophisticated plans and pricing, and a growing ads business.

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8 Launched in the US, Canada, UK, Australia, the Philippines and New Zealand, with full global launch on 4/28.
9 https://www.usatoday.com/story/entertainment/tv/2026/04/06/netflix-playground-preschool-app-tv-shows-ipad-games-exclusive/89433894007/
10 https://www.gamefile.news/p/netflix-virtual-controller-chart-topper
11 https://openconnect.netflix.com/en/
12 https://about.netflix.com/en/news/why-interpositive-is-joining-netflix

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Our distribution partnerships with CE manufacturers, ISPs, and MVPDs extend the accessibility of our service around the world. We’ve recently found success with new types of partners like Mercado Libre in Mexico and Brazil, where bundling Netflix with their e-commerce loyalty program deepened our penetration and complemented our healthy organic distribution in these countries.

Our plans and pricing strategy allows us to offer consumers a wide range of options to suit their needs. Recent price changes have gone well, reflecting the strong and increasing value we provide, and today we announced price adjustments in Spain.

Building out our ads business has been a major monetization priority and we continue to make good progress. Our ads plan (priced at $8.99 in the US) remains very popular, representing over 60% of all Q1 sign ups within our ads countries. We'll launch new products throughout 2026 to help advertisers assess the incrementality of their buys on Netflix, all verified by Netflix's trusted first-party data. Our improved capabilities are attracting many new advertising clients — we now work with over 4,000, up 70% year over year — and we continue to expect ~$3B in ad revenue this year, up 2x from 2025.

In summary, the entertainment industry remains extraordinarily vibrant and intensely competitive. Today, our competitive set includes Alphabet, Amazon, Apple, Comcast, Disney, local media companies around the world, Meta, Roblox, and TikTok, to name a few.

We believe we have meaningful advantages as we strive to become a must‑have service for consumers: a strong global brand, a wide range of high‑quality programming, a best‑in‑class product experience, and a frequent role at the center of culture. Given our global footprint and deep engagement, we believe we provide a superior monetization model for the content we offer, making us a more attractive partner for creators and licensors. To maintain these advantages, we need to keep building our brand, audience, engagement, and monetization so Netflix remains the home for the best storytellers and the default place where consumers choose to spend their entertainment time. In such a dynamic environment, we’ve learned that the best thing we can do is get better faster than the competition.

Cash Flow and Capital Structure
Net cash generated from operating activities was significantly higher in Q1'26, vs. Q1’25, totaling $5.3B compared to $2.8B in the prior year. This increase was driven in part by a $2.8B cash receipt from the Warner Bros.-related termination fee. As a result, free cash flow (FCF)13 rose to $5.1B in Q1'26, up from $2.7B in Q1'25.

We now expect 2026 FCF of approximately $12.5B, an increase from our previous projection of $11B due primarily to the after-tax impact of the Warner Bros.-related termination fee. We continue to expect an annual cash content spend to amortization ratio of ~1.1x.

Our capital allocation approach is unchanged. We first prioritize reinvestment in the business, both organically and through selective M&A, while maintaining liquidity and then returning excess cash to shareholders through share repurchases. We ended the quarter with gross debt of $14.4B and cash and cash equivalents of $12.3B. Our cash position is more elevated than normal due to the pause in our share repurchase program during the Warner Bros. transaction and the subsequent receipt of the deal termination fee. As we indicated after declining to raise our offer for Warner Bros., we resumed our share repurchase program. During the quarter we repurchased 13.5M shares for $1.3B, leaving $6.8B remaining on our existing share repurchase authorization.

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13 Defined as cash provided by (used in) operating activities less purchases of property and equipment.

5

Governance
Reed Hastings has informed us that he will not stand for re-election to our Board when his current term expires at the Annual Meeting in June, in order to focus on his philanthropy and other pursuits. Reed built a culture of innovation, integrity and high performance that defines who we are today. His vision and leadership pioneered how the world is entertained, and his legacy and impact are not only felt by all of us at Netflix, but by audiences around the world. On behalf of the Board and our shareholders, we extend our deepest thanks for his extraordinary leadership and service.

Reed Hastings, Netflix co-founder and Chairman said: “Netflix changed my life in so many ways, and my all‑time favorite memory was January 2016, when we enabled nearly the entire planet to enjoy our service. My real contribution at Netflix wasn’t a single decision; it was a focus on member joy, building a culture that others could inherit and improve, and building a company that could be both beloved by members and wildly successful for generations to come. A special thanks to Greg and Ted, whose commitment to Netflix’s greatness is so strong that I can now focus on new things.”

Ted Sarandos, Netflix co-CEO, said: “Reed has been a singular source of inspiration for me, personally and professionally, since we met in 1999. I’ve had the privilege of working for, and alongside, a true history maker and I look forward to marveling at all he will do next. He has modeled for Greg and me a selfless, disciplined leadership style that will continue to shape how we lead Netflix in the exciting times ahead.”

Greg Peters, Netflix co-CEO, said: “Reed will always be Netflix’s founder and biggest champion—he is a part of our DNA. His vision, entrepreneurship, and steadfast commitment to our values have shaped every stage of our journey and continue to shape how Ted and I lead Netflix today.”

Reference
For quick reference, our past investor letters can be found here14.

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14 https://ir.netflix.net/financials/quarterly-earnings/default.aspx

6

Regional Breakdown

(in millions)	Q1'25	Q2'25	Q3'25	Q4'25	Q1'26
UCAN:
Revenue	$4,617	$4,929	$5,072	$5,339	$5,245
Y/Y % Growth	9%	15%	17%	18%	14%
F/X Neutral Y/Y % Growth	9%	15%	17%	18%	14%

EMEA:
Revenue	$3,405	$3,538	$3,699	$3,873	$3,998
Y/Y % Growth	15%	18%	18%	18%	17%
F/X Neutral Y/Y % Growth	16%	16%	15%	15%	12%

LATAM:
Revenue	$1,262	$1,307	$1,371	$1,418	$1,497
Y/Y % Growth	8%	9%	10%	15%	19%
F/X Neutral Y/Y % Growth	27%	23%	20%	20%	18%

APAC:
Revenue	$1,259	$1,305	$1,369	$1,421	$1,509
Y/Y % Growth	23%	24%	21%	17%	20%
F/X Neutral Y/Y % Growth	26%	23%	20%	19%	19%
F/X Neutral revenue growth excludes the year over year effect of foreign exchange rate movements and the impact of hedging gains/losses realized as revenues. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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April 16, 2026 Earnings Interview, 1:45pm PT
Our live video interview will be on youtube/netflixir15 at 1:45pm PT today. Co-CEOs Greg Peters and Ted Sarandos, CFO Spence Neumann and VP of Finance & Capital Markets Spencer Wang, will all be on the video to answer questions submitted by sellside analysts.

IR Contact:	PR Contact:
Lowell Singer	Emily Feingold
VP, Investor Relations	VP, Corporate Communications
818 434-2141	323 287-0756

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15 https://www.youtube.com/netflixir

8

Use of Non-GAAP Measures
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and adjusted operating profit and margin, free cash flow and net debt. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and adjusted operating profit and margin allow investors to compare our projected results to our actual results absent year-over-year and intra-year currency fluctuations. Management believes net debt is a useful measure of the company's liquidity, capital structure, and leverage. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income (profit), operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending June 30, 2026 and fiscal year ending December 31, 2026; priorities for 2026; adoption and growth of streaming entertainment; growth strategy and outlook; market opportunity; competitive landscape and position; expectations regarding series, films, games, live programming, and video podcasts; partnerships; engagement; slate strength; pricing and plans strategy; ad-supported tier and its prospects; advertising, including our ad-tech platform; product strategy; impact of foreign exchange rates and hedging activities; stock repurchases; advertising revenue; revenue and revenue growth; membership growth; operating income, operating margin, net income, earnings per share, capital allocation, free cash flow, content spend and content amortization. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and engage and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; failing to improve the variety and quality of entertainment offerings; our ability to manage change and growth; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions; content slate and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 23, 2026. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

9

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenues	$12,249,757	$12,050,762	$10,542,801
Cost of revenues	5,888,238	6,522,621	5,263,147
Sales and marketing	842,217	1,113,376	688,370
Technology and development	959,696	890,300	822,823
General and administrative	602,609	567,802	421,462
Operating income	3,956,997	2,956,663	3,346,999
Other income (expense):
Interest expense	(262,077)	(234,395)	(184,172)
Interest and other income (expense)	2,852,166	45,473	50,899
Income before income taxes	6,547,086	2,767,741	3,213,726
Provision for income taxes	(1,264,295)	(349,220)	(323,375)
Net income	$5,282,791	$2,418,521	$2,890,351
Earnings per share*:
Basic	$1.25	$0.57	$0.68
Diluted	$1.23	$0.56	$0.66
Weighted-average shares of common stock outstanding*:
Basic	4,222,787	4,229,221	4,272,695
Diluted	4,298,437	4,317,144	4,369,623

* Share and per share amounts have been retroactively adjusted to reflect the ten-for-one forward stock split which was effected on November 14, 2025.

10

Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,259,772	$9,033,681
Short-term investments	28,678	28,678
Other current assets	4,782,532	3,957,832
Total current assets	17,070,982	13,020,191
Content assets, net	33,376,295	32,778,392
Property and equipment, net	2,147,829	2,004,350
Other non-current assets	8,420,808	7,794,060
Total assets	$61,015,914	$55,596,993
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,052,278	$4,084,854
Accounts payable	894,681	900,612
Accrued expenses and other liabilities	4,441,986	3,220,869
Deferred revenue	1,743,448	1,775,730
Short-term debt	999,185	998,865
Total current liabilities	12,131,578	10,980,930
Non-current content liabilities	1,626,498	1,579,476
Long-term debt	13,361,331	13,463,971
Other non-current liabilities	2,770,108	2,957,128
Total liabilities	29,889,515	28,981,505
Stockholders' equity:
Common stock	7,478,495	7,286,410
Treasury stock at cost	(23,681,974)	(22,372,658)
Accumulated other comprehensive loss	(235,031)	(580,382)
Retained earnings	47,564,909	42,282,118
Total stockholders' equity	31,126,399	26,615,488
Total liabilities and stockholders' equity	$61,015,914	$55,596,993

Supplemental Information
Total streaming content obligations*	$24,139,431	$24,039,228

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for recognition.

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Cash flows from operating activities:
Net income	$5,282,791	$2,418,521	$2,890,351
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(4,846,917)	(5,057,212)	(3,549,657)
Change in content liabilities	45,216	(9,795)	(411,253)
Amortization of content assets	4,217,900	4,764,236	3,823,112
Depreciation and amortization of property, equipment and intangibles	98,575	85,983	80,067
Stock-based compensation expense	140,405	134,624	71,977
Foreign currency remeasurement loss (gain) on debt	(10,110)	(9,730)	28,547
Other non-cash items	198,227	200,289	114,730
Deferred income taxes	58,819	(162,912)	(163,928)
Changes in operating assets and liabilities:
Other current assets	(704,640)	(313,014)	(131,367)
Accounts payable	154	117,890	(276,426)
Accrued expenses and other liabilities	1,295,904	134,889	306,413
Deferred revenue	(32,282)	51,055	88,913
Other non-current assets and liabilities	(453,837)	(243,182)	(82,280)
Net cash provided by operating activities	5,290,205	2,111,642	2,789,199
Cash flows from investing activities:
Purchases of property and equipment	(196,130)	(239,335)	(128,277)
Acquisitions	(585,744)	(17,194)	—
Purchases of investments	—	(8,450)	(156,015)
Proceeds from maturities and sales of investments	—	8,450	769,954
Net cash provided by (used in) investing activities	(781,874)	(256,529)	485,662
Cash flows from financing activities:
Repayments of debt	—	—	(800,000)
Proceeds from issuance of common stock	49,310	76,082	351,602
Repurchases of common stock	(1,270,588)	(2,079,559)	(3,536,396)
Taxes paid related to net share settlement of equity awards	(29,230)	(5,985)	(27,870)
Other financing activities	19,694	(67,948)	(15,652)
Net cash used in financing activities	(1,230,814)	(2,077,410)	(4,028,316)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(49,838)	(29,377)	150,146
Net increase (decrease) in cash, cash equivalents, and restricted cash	3,227,679	(251,674)	(603,309)
Cash, cash equivalents and restricted cash at beginning of period	9,039,194	9,290,868	7,807,337
Cash, cash equivalents and restricted cash at end of period	$12,266,873	$9,039,194	$7,204,028

12

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands, except percentages)

Non-GAAP Free Cash Flow

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$5,290,205	$2,111,642	$2,789,199
Purchases of property and equipment	(196,130)	(239,335)	(128,277)
Non-GAAP free cash flow	$5,094,075	$1,872,307	$2,660,922

Non-GAAP Constant Currency Information

The tables below provide a non-GAAP reconciliation of reported and constant currency revenue growth by region for the quarters ended March 31, 2025, June 30, 2025, September 30, 2025, December 31, 2025, and March 31, 2026. The regions presented in the tables below include United States and Canada ("UCAN"), Europe, Middle East, and Africa ("EMEA"), Latin America ("LATAM"), and Asia-Pacific ("APAC").

	Three Months Ended				Three Months Ended			Change
	March 31, 2025				March 31, 2024			Q1'25 vs. Q1'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$4,617,098	$23,338	$(14,552)	$4,625,884	$4,224,315	$831	$4,225,146	9%	9%
EMEA	3,404,676	146,975	(105,225)	3,446,426	2,958,193	4,687	2,962,880	15%	16%
LATAM	1,261,934	243,068	(13,936)	1,491,066	1,165,008	6,266	1,171,274	8%	27%
APAC	1,259,093	62,243	(31,083)	1,290,253	1,022,924	(543)	1,022,381	23%	26%

	Three Months Ended				Three Months Ended			Change
	June 30, 2025				June 30, 2024			Q2'25 vs. Q2'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$4,929,003	$8,036	$(6,431)	$4,930,608	$4,295,560	$(3,183)	$4,292,377	15%	15%
EMEA	3,538,175	(122,664)	42,049	3,457,560	3,007,772	(15,344)	2,992,428	18%	16%
LATAM	1,306,735	161,306	14,033	1,482,074	1,204,145	(1,759)	1,202,386	9%	23%
APAC	1,305,253	(16,166)	(12,266)	1,276,821	1,051,833	(13,015)	1,038,818	24%	23%

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	Three Months Ended				Three Months Ended			Change
	September 30, 2025				September 30, 2024			Q3'25 vs. Q3'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,071,781	$1,816	$(2,196)	$5,071,401	$4,322,476	$(3,265)	$4,319,211	17%	17%
EMEA	3,699,052	(199,597)	113,580	3,613,035	3,133,466	(1,857)	3,131,609	18%	15%
LATAM	1,370,913	53,678	26,300	1,450,891	1,240,892	(34,654)	1,206,238	10%	20%
APAC	1,368,561	(14,750)	(8,319)	1,345,492	1,127,869	(8,408)	1,119,461	21%	20%

	Three Months Ended				Three Months Ended			Change
	December 31, 2025				December 31, 2024			Q4'25 vs. Q4'24
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,339,270	$3,801	$(6,612)	$5,336,459	$4,517,018	$(5,564)	$4,511,454	18%	18%
EMEA	3,872,743	(198,888)	87,364	3,761,219	3,287,604	(12,789)	3,274,815	18%	15%
LATAM	1,417,939	(1,052)	27,711	1,444,598	1,229,771	(28,307)	1,201,464	15%	20%
APAC	1,420,810	28,413	(19,274)	1,429,949	1,212,120	(7,107)	1,205,013	17%	19%

	Three Months Ended				Three Months Ended			Change
	March 31, 2026				March 31, 2025			Q1'26 vs. Q1'25
	As Reported	Constant Currency Adjustment	Hedging (Gains) Losses Included in Revenues	Constant Currency Revenues	As Reported	Hedging (Gains) Losses Included in Revenues	Revenues Less Hedging Impact	Reported Change	Constant Currency Change
UCAN	$5,245,298	$(20,306)	$(463)	$5,224,529	$4,617,098	$(14,552)	$4,602,546	14%	14%
EMEA	3,998,419	(418,871)	113,651	3,693,199	3,404,676	(105,225)	3,299,451	17%	12%
LATAM	1,497,058	(60,512)	31,286	1,467,832	1,261,934	(13,936)	1,247,998	19%	18%
APAC	1,508,982	(40,823)	(11,957)	1,456,202	1,259,093	(31,083)	1,228,010	20%	19%
Total Revenues	$12,249,757	$(540,512)	$132,517	$11,841,762	$10,542,801	$(164,796)	$10,378,005	16%	14%

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Non-GAAP F/X Neutral Operating Margin

To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2026 based on F/X rates at that time), absent intra-year fluctuations in F/X.

YTD 2026
As Reported
Revenue	$12,249,757
Operating Expenses	8,292,760
Operating Profit	$3,956,997
Operating Margin	32.3%

FX Impact
Revenue	$39,766
Operating Expenses	15,625
Operating Profit	$24,141

Adjusted*
Revenue	$12,209,991
Operating Expenses	8,277,135
Operating Profit	$3,932,856
Operating Margin	32.2%
* Based on F/X rates at the beginning of each year including our F/X hedges at that time. Note: Excludes F/X impact on content amortization, as titles are amortized at a historical blended rate based on timing of spend. YTD 2026 through March 31, 2026.

Non-GAAP Net Debt

As of
March 31, 2026
Non-GAAP Net Debt reconciliation:
Total debt	$14,360,516
Add: Debt issuance costs and original issue discount	52,474
Less: Cash and cash equivalents	(12,259,772)
Less: Short-term investments	(28,678)
Net debt	$2,124,540

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